ICU MEDICAL, INC.
                            ICU MEDICAL (UTAH), INC.
                               951 CALLE AMANECER
                         SAN CLEMENTE, CALIFORNIA 92673

May 1, 2005

Hospira, Inc.
275 N. Field Drive
Building H1, Department 0960
Lake Forest, Illinois 60045-2579
Attention: Chief Executive Officer

            Re: Asset Purchase Agreement dated February 25, 2005 between ICU Medical, Inc. and Hospira, Inc. (the "Agreement")
                  -----------------------------------------------------

Dear Mr. Begley:

      This letter agreement amends and supplements the Agreement, which was assigned by Buyer to ICU Medical (Utah), Inc. ("Newco") by means of an Assignment and Assumption Agreement dated February 28, 2005. Capitalized terms used, but not defined, in this letter agreement have the meanings ascribed to them in the Agreement and Schedule 6.8 to the Agreement. References in this letter agreement to articles, sections, subsections, schedules and exhibits are to articles, sections, subsections, schedules and exhibits of the Agreement. Except as expressly amended by this letter agreement, the Agreement remains in full force and effect. In the event of any conflict or inconsistency between this letter agreement and the Agreement, this letter agreement shall control.

Closing Date and Closing

      Subject to the provisions of Section 3.1, the Closing will take place on May 1, 2005 at 12:01 a.m. MDT, or such other date and time as shall be fixed by agreement of the parties.

Definitions

      The following definitions are added to the Agreement:

      "Surgicare Assets" means the assets listed on Exhibit A hereto.

      "Surgicare Products" means the products listed on Schedule 1.1(c) under the heading "Surgicare."

Excluded Assets

      Schedule 2.2 listing the Excluded Assets is amended to include the Surgicare Assets.

Purchase Price

      Because the parties have agreed that the Surgicare Assets are Excluded Assets, as provided above, Section 2.3(a) of the Agreement is hereby amended to read as follows:

            "The total purchase price for the Acquired Assets and the Real Property will be the excess of Thirty-two Million Four Hundred Forty-five Thousand Dollars ($32,445,000) over the amount of Seller's accrued liability as of the Closing Date for certain vacation pay that will be assumed by Buyer pursuant to Section 2.5 (such excess, the "Purchase Price"), subject to adjustment as provided in Section 2.4 and Exhibit 2.10, together with the assumption by Buyer of certain obligations of Seller as provided in
            Section 2.5."

Vacation Pay

      For purposes of Sections 2.3 and 2.5, the amount of Seller's liability to Employees for vacation pay accrued from January 1, 2005 to the Closing Date shall be the sum of the Closing Date Accruals (as defined below) of all Employees. Each Employee's individual vacation accrual as of the Closing Date, which may be a negative amount, ("Closing Date Accrual") will be (A) the total vacation pay to which such Employee is entitled for 2005 multiplied by a fraction, the numerator of which is the number of weeks and fractions thereof elapsed from and after December 31, 2004 to and including the Closing Date and the denominator of which is 52, less (B) the amount of vacation pay attributable to the number of days of vacation taken by such Employee in 2005 on or before the Closing Date.

Payment of Accrued Vacation Pay

      A Hired Employee whose employment by Newco is voluntarily or involuntarily terminated during 2005 will be entitled to payment of vacation pay credited to the Hired Employee as of January 1, 2005 in accordance with Seller's vacation pay policy less the amount of vacation pay attributable to the number of days of vacation taken by such Hired Employee in 2005 before such termination ("Termination Vacation Pay"). Newco shall be responsible for funding the portion of such payment equal to such Hired Employee's Termination Date Accrual (as defined below). As used herein, "Termination Date Accrual" as to a Hired Employee shall mean (A) the total vacation pay to which such Hired Employee is entitled for 2005 multiplied by a fraction, the numerator of which is the number


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

of weeks and fractions thereof elapsed from and after December 31, 2004 to and including the date of such Hired Employee's termination and the denominator of which is 52, less (B) the amount of vacation pay attributable to the number of days of vacation taken by such Hired Employee in 2005 on or before such date of termination. A Hired Employee's Termination Date Accrual may be a negative number. Seller shall pay to Newco with respect to such Hired Employee (X) an amount equal to such Hired Employee's Termination Vacation Pay minus such Hired Employee's Termination Date Accrual plus (Y) all applicable payroll taxes on the employer and the Hired Employee and other required withholdings on the amount expressed in clause (X) or, in the event not all of such amount is payable to such Hired Employee, on the portion of such amount that is payable to such Hired Employee. The parties acknowledge that if such Hired Employee's Termination Date Accrual is a negative amount, only a portion of the amount expressed in clause
(X) in the preceding sentence will be payable to such Hired Employee and the balance will be retained by Newco. At least 10 business days before the date of each payment of Termination Vacation Pay Newco is required to make to a Hired Employee under this paragraph, Newco shall deliver to Seller an invoice for the gross amount of the payment Seller is required to make to Newco in respect of such Hired Employee as provided above (reflecting the payment date and a detailed calculation of the gross amount of such payment); and Seller shall pay in advance to Newco or Buyer, as applicable, the gross amount of such payment at least three business days before such payment date. Newco and Buyer shall have no obligation to Seller to make payments in excess of the amounts which Newco is responsible for funding as provided in this paragraph if, and to the extent that, Seller does not fund such payments as provided above.

Health Care

      Seller agrees that the Altius and IHC HMOs that Newco will provide to Hired Employee will satisfy the obligations of Buyer and Newco under paragraph 1 of Annex 6.8A of Schedule 6.8 to provide Hired Employees health care coverage comparable to health care coverage offered by Seller as of the date of the Agreement.

Access to Business and Accounting Books and Records

      For a period of two (2) years from the Closing Date, Seller agrees to provide Buyer and Newco with copies of, or reasonable access to, all of the business and accounting books and records in the actual possession of Seller that are directly related to the Acquired Assets and the manufacture of the SLC Products including, without limitation, general ledgers, vendor files and fixed asset records, but not including any books and records related to sales, marketing and distribution of the SLC Products. If any such accounting books and records are in the possession of third parties, Hospira will use commercially reasonable efforts to obtain reasonable access to such accounting books and records for Newco.


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

Other Amendments

      In Sections 2.1(a)(i) and 2.1(a)(ii) and the ultimate paragraph of Section 2.1, the term "SLC Products" is replaced with "SLC Products (other than the Surgicare Products)".

      In Section 2.4(a), the dollar amounts "$24,945,000" are replaced with "$21,945,000".

The following language is added at the end of Section 4.4: "The parties acknowledge that, although all such statements include the Surgicare Assets, the Surgicare Assets are now "Excluded Assets."

      The second and third sentences of Section 4.6 are replaced with the following language (added language is underlined): "Except as set forth on Part
4.6 of the Disclosure Schedule, the Acquired Assets, the intangible assets to be licensed to Buyer under the MCDA, the Surgicare Assets to be used by Newco under the MCDA, the 510(k) Registrations to be transferred to Buyer under the MCDA and the Real Property to be transferred to Buyer pursuant to the Real Estate Purchase Agreement together constitute all of the assets necessary to manufacture the SLC Products and operate the Facility in connection with the manufacture of the SLC Products in substantially the manner in which the SLC Products were manufactured by Seller (other than with respect to functions performed by Hospira outside the Facility). Except as set forth on Part 4.6 of the Disclosure Schedule and except for maintenance and repair performed in the ordinary course, the tangible Acquired Assets (and the Surgicare Assets) necessary to manufacture the SLC Products and operate the Facility to manufacture the SLC Products in substantially the manner in which the SLC Products are manufactured by Seller are, and as of the Closing Date will be, in good operating condition and repair, normal wear and tear excepted."

      In Section 8.2(c), after the words "Acquired Assets," insert ", the Surgicare Assets".

      In Section 8.3(d), after the words "Acquired Assets," insert "or the Surgicare Assets".

      Replace Schedule 2.8 ("Tax Allocation") with Schedule 2.8 ("Tax Allocation") attached hereto.


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

Please indicate your agreement to the foregoing by singing below.


ICU Medical, Inc.                               ICU Medical (Utah), Inc.


By: /s/ Francis J. O'Brien                      By: /s/ Francis J. O'Brien
    ----------------------------                    ----------------------------
Name: CFO                                       Name: CFO
      --------------------------                      --------------------------

Agreed and Accepted this 1st day of
May 2005

Hospira, Inc.


By: /s/ Terrence C. Kearney
    ----------------------------
Name: Senior V.P. and Chief Financial Officer
      ---------------------------------------